Filed Pursuant to Rule 424(b)(3)
File Numbers 333-147355 and 333-152497

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus dated June 19, 2008 and Prospectus dated August 7, 2008
(Registration Nos. 333-147355 and 333-152497)

HONG KONG HIGHPOWER TECHNOLOGY, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated June 19, 2008 and Prospectus dated August 7, 2008 and our Prospectus Supplement No. 1 dated August 20, 2008 to each of the Prospectuses. The shares that are the subject of each Prospectus have been registered to permit their resale to the public by the selling stockholders named in each Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with each Prospectus and Prospectus Supplement, as applicable.

This Prospectus Supplement No. 2 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Quarterly Report on Form 10-Q filed with the SEC on November 12, 2008.

Our common stock is traded on the NYSE Alternext U.S. (formerly known as the American Stock Exchange) under the symbol “HPJ.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is November 14, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No.: 000-52103

HONG KONG HIGHPOWER TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-4062622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111,
People’s Republic of China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

(86) 755-89686238
(COMPANY’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

The registrant had 13,562,596 shares of common stock, par value $0.0001 per share, outstanding as of November 11, 2008.

HONG KONG HIGHPOWER TECHNOLOGY, INC.

FORM 10-Q

For the Quarterly Period Ended September 30, 2008

Part I. Financial Information

Item 1. Financial Statements

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)
	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

ASSETS
Current Assets :
Cash and cash equivalents	4,034,618	1,489,262
Restricted cash	4,586,981	5,453,650
Accounts receivable	11,099,815	15,906,175
Notes receivable	53,567	386,482
Prepaid expenses and other receivables - Note 8	4,508,703	2,501,796
Deferred charges - Stock-based compensation - Note 9	346,667	-
Inventories, net - Note 10	16,394,705	14,371,289

Total Current Assets	41,025,056	40,108,654
Deferred tax assets - Note 7	251,782	28,277
Deposit paid for acquisition of machinery	-	1,115,123
Plant and equipment, net - Note 11	6,032,330	3,789,382
Leasehold land	3,142,778	2,928,495
Intangible asset - Note 12	912,500	950,000
Currency forward - Note 3	29,102	-

TOTAL ASSETS	51,393,548	48,919,931

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	17,569,651	19,561,118
Other payables accrued liabilities - Note 13	3,493,025	2,320,956
Income tax payable	701,664	73,768
Bank borrowings - Note 14	13,230,863	15,410,542

Total Current Liabilities	34,995,203	37,366,384

TOTAL LIABILITIES	34,995,203	37,366,384

COMMITMENTS AND CONTINGENCIES - Note 17

(continued)

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none

Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2008 - 13,562,596 shares (2007 - 12,798,846 shares)	1,356	1,280
Additional paid-in capital	5,048,763	2,765,870
Accumulated other comprehensive income	2,015,772	1,157,872
Retained earnings	9,332,454	7,628,525

TOTAL STOCKHOLDERS’ EQUITY	16,398,345	11,553,547

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	51,393,548	48,919,931

See accompanying notes to condensed consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	20,473,472	19,879,829	57,326,510	51,886,178
Cost of sales	(16,961,664)	(17,269,784)	(47,731,537)	(45,372,444)

Gross profit	3,511,808	2,610,045	9,594,973	6,513,734
Depreciation	(49,792)	(31,532)	(130,448)	(85,576)
Selling and distribution costs	(799,666)	(631,203)	(1,761,386)	(1,579,491)
General and administrative costs, including stock-based compensation	(1,915,367)	(737,108)	(4,256,468)	(2,538,053)
Loss on exchange rate difference	(159,310)	(183,582)	(994,985)	(384,990)

Income from operations	587,673	1,026,620	2,451,686	1,925,624
Change in fair value of currency forwards - Note 3	-	-	29,102	-
Change in fair value of warrants - Note 4	(204,750)	-	(276,000)	-
Other income - Note 5	101,179	58,861	325,833	132,724
Interest expenses - Note 6	(159,063)	(189,446)	(559,830)	(438,086)

Income before taxes	325,039	896,035	1,970,791	1,620,262
Income taxes - Note 7	(35,683)	(57,916)	(266,861)	(110,716)

Net income for the period	289,356	838,119	1,703,930	1,509,546

Other comprehensive income
- Foreign currency translation gain	109,161	127,959	857,900	391,428

Comprehensive income	398,517	966,078	2,561,830	1,900,974

Earnings per share of common stock
- Basic	0.02	0.06	0.13	0.10
- Diluted	0.02	0.06	0.13	0.10

Weighted average number of common shares outstanding
- Basic	13,562,596	14,798,328	13,088,737	14,798,328
- Dilutive	13,615,096	14,798,328	13,108,644	14,798,328

See accompanying notes to condensed consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	1,703,929	1,509,546
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Amortization of intangible asset	37,500	37,500
Bad debts written off	4,445	21,192
Depreciation	548,884	423,103
Change in fair value of currency forwards	(29,102)	-
Change in fair value of warrants	276,000	-
Loss on disposal of plant and equipment	43,704	3,848
Stock based compensation	173,333	-

Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	5,859,341	(5,948,915)
Notes receivable	332,982	76,389
Deposit, prepaid expenses and other receivables	(1,381,578)	(66,464)
Inventories	(954,510)	1,253,050
Increase (decrease) in -
Accounts payable	(3,361,758)	1,227,858
Other payables and accrued liabilities	1,029,025	179,232
Income tax payable	1,159,544	(100,881)

Net cash flows provided by / (used in) operating activities	5,441,739	(1,384,542)

Cash flows from investing activities
Acquisition of plant and equipment	(2,523,600)	(789,753)
Acquisition of leasehold land	-	(2,715,046)
Proceeds from disposal of plant and equipment	393	6,022

Net cash flows used in investing activities	(2,523,207)	(3,498,777)

Cash flows from financing activities
Proceeds from issuance of common stock	1,486,400	-
Proceeds from new short-term bank loans	(1,437,492)	455,981
Repayment of short-term bank loans	(5,298,812)	(716,541)
Net advancement of other bank borrowings	3,487,980	9,060,192
Decrease / (increase) in restricted cash	1,243,154	(2,942,583)
Advance to related parties	-	78,290

Net cash flows (used in) / provided by financing activities	(518,770)	5,935,339

(continued)

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Stated in US Dollars)

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$

Net increase in cash and cash equivalents	2,399,762	1,052,020

Effect of foreign currency translation on cash and cash equivalents	145,594	36,581
Cash and cash equivalents - beginning of period	1,489,262	487,434

Cash and cash equivalents - end of period	4,034,618	1,576,035
Supplemental disclosures of cash flow information :
Cash paid for :
Interest	559,830	438,086
Income taxes	137,530	196,139

See accompanying notes to condensed consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization

Hong Kong Highpower Technology, Inc. (formerly SRKP 11, Inc. or “SRKP 11”) was incorporated in the State of Delaware on January 3, 2006 to locate a suitable acquisition candidate to acquire.

On October 20, 2007, SRKP 11 entered into a share exchange agreement (the “Exchange Agreement”) with Hong Kong Highpower Technology Company Limited (“HKHTC”), which was incorporated in Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance. HKHTC was organized principally to engage in the manufacturing and trading of nickel metal hydride rechargeable batteries.

As used herein, the “Company” refers to Hong Kong Highpower Technology, Inc. and its wholly-owned subsidiaries, HKHTC, Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) and HZ Highpower Technology Co., Ltd. (“HZ Highpower”) and Sure Power Technology (Shenzhen) Co., Ltd (“Sure Power”), unless the context indicates otherwise.

Pursuant to the Exchange Agreement, SRKP 11 agreed to issue shares of its common stock in exchange for all of the issued and outstanding securities of HKHTC. On November 2, 2007, upon the closing of the Exchange Agreement, HKHTC had a total of 500,000 shares of common stock issued and outstanding, and SRKP 11 issued an aggregate of 9,248,973 shares of its common stock to the shareholders of HKHTC in exchange for all of the issued and outstanding securities of HKHTC on the basis of 18.497946 shares of SRKP 11 for each share of HKHTC. The 9,248,973 shares of common stock issued to the shareholders of HKHTC in conjunction with this transaction have been presented as outstanding for all periods presented. In addition, immediately prior to the closing of the Exchange Agreement, SRKP 11 and certain of its stockholders agreed to cancel an aggregate of 1,597,872 shares of outstanding common stock, as a result of which there were 1,777,128 shares of common stock outstanding immediately prior to the share exchange transaction.

On November 2, 2007, concurrently with the close of the Exchange Agreement, the Company received gross proceeds of $3,120,000 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,772,745 shares of common stock at $1.76 per share. The investors in the Private Placement also entered into lock-up agreements pursuant to which they agreed not to sell their shares until 90 days after the Company’s common stock is listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock-up agreement, after which their shares will automatically be released from the lock-up agreement on a monthly basis pro rata over a nine-month period. After commissions and expenses, the Company received net proceeds of approximately $2,738,000 from the Private Placement.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization (Continued)

Immediately after the closing of the Exchange Agreement and Private Placement, the Company had 12,798,846 shares of common stock issued and outstanding. Upon the closing of the Exchange Agreement, the shareholders of HKHTC and their designees owned approximately 72.3% of the Company’s issued and outstanding common stock, the pre-existing shareholders of the Company owned approximately 13.9% of the Company’s issued and outstanding common stock, and the investors in the Private Placemen owned 13.8% of the Company’s issued and outstanding common stock. Therefore, although HKHTC became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of HKHTC, whereby HKHTC was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 11. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of HKHTC for all periods presented, and do not include the historical financial statements of SRKP 11. All cost associated with the reverse merger transaction, consisting primarily of consideration paid to the pervious control parties of SRKP 11 and legal and investment banking fees and costs, were expensed as incurred as a cost of the recapitalization.

In December 2005, HKHTC underwent a group reorganization (the “Reorganization”), which was approved by authorized institutions, pursuant to which it acquired all of the outstanding common stock of Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) from its then existing stockholders, Pan Dangyu, Li Kai Man, Li Wenliang and Ma Wenwei (the “Stockholders”). SZ Highpower was incorporated on October 8, 2002 in the People’s Republic of China.

The above-mentioned Stockholders were the common stockholders for both HKHTC and SZ Highpower. The acquisition was financed by a short-term loan bearing interest of $75,229 (equivalent to HK$584,000), which was charged to operations. The transaction was accounted for as a corporate reorganization of entities under common control.

As a result of the Reorganization in 2005, SZ Highpower became a wholly-owned subsidiary of HKHTC and became its main operating business.

In January 2008, HKHTC invested $749,971 to HZ Highpower. HZ Highpower became a wholly-owned subsidiary of HKHTC. HZ Highpower has not commenced business as at September 30, 2008.

In June 20, 2008, HKHTC invested $250,000 in Sure Power which became a wholly-owned subsidiary of HKHTC. On July 9, 2008, HKHTC invested an additional $750,000 in Sure Power. Sure Power commenced business in June 2008 and specializes in researching and manufacturing Lithium-ion rechargeable batteries.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements for the interim periods are unaudited. In the opinion of management, these consolidated financial statements, include all adjustments, including normal recurring adjustments, necessary for their fair presentation. Interim results are not necessarily indicative of results of operations to be expected for a full year, The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Comparative amounts

Certain comparative amounts in prior periods have been reclassified to conform to the current period’s presentation. The principal reclassification related to the separate presentation of loss on exchange rate difference as an operating cost line item in the statement of operations, which was previously included in general and administrative costs. These reclassifications had no effect on reported total assets, liabilities, stockholders’ equity, or net income (loss).

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Economic and political risks

The Company’s operations are conducted in the People’s Republic of China (the “PRC”). Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Company has delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Company reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Company consider that the Company’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Company’s net sales and accounts receivable.

A substantial percentage of the Company's sales are made to certain customers. Details of the customers accounting for 10% or more of total net revenue in the nine months ended September 30, 2008 and 2007 are as follows:

	2008	2007

Company A	22%	22%
Company B	*	18%
	22%	40%
* Less than 10%

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Concentrations of credit risk (Continued)

Details of the accounts receivable from the customers with the largest receivable balances at September 30, 2008 and December 31, 2007 are as follows:

	Percentage of accounts receivable
	September 30,	December 31,
	2008	2007

Company A	18%	30%
Company B	17%	31%
Company C	10%	*
Largest receivable balances	45%	61%
* Less than 10%

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other liquid investments with initial maturities of three months or less.

Restricted cash

Certain cash balances are held as security for short-term bank borrowings and are classified as restricted cash in the Company’s balance sheets.

Accounts receivable

Accounts receivable are stated at the original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at period end. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. The Company extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Company does not accrue interest on trade accounts receivable.

The Company experienced bad debts during the nine months ended September 30, 2008 and 2007 of $4,445 and $21,192, respectively.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase based on management’s projected demand requirements, and decrease due to market conditions and product life cycle changes. During the nine months period ended September 30, 2008 and 2007, the Company did not make any allowance for slow-moving or defective inventories. The Company’s production process results in a minor amount of waste materials. The Company does not record a value for the waste in its cost accounting. The Company records proceeds on an as realized basis, when the waste is sold. The Company has offset the proceeds from the sales of waste materials as a reduction of production costs. Proceeds from the sales of waste materials were approximately $310,110 and $305,669 for the nine months period ended September 30, 2008 and 2007 respectively. Generally, waste materials on hand at the end of a year are nominal.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Intangible Assets and Long-Lived Assets

SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Accordingly, the consumer battery license is being amortized over its useful life of 20 years. The Company does not have any goodwill.

The Company accounts for the impairment of long-lived assets, such as plant and equipment, leasehold land and intangible assets, under the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets (“SFAS 144”)”. SFAS 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS No. 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. In the event that the carrying amount of long-lived assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value. The Company reports an impairment cost as a charge to operations at the time it is recognized.

There was no impairment of long-lived assets for the nine months ended September 30, 2008 and 2007.

Revenue recognition

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represent the invoiced value of goods, net of sales returns, trade and allowances.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by customers. The Company has no incentive programs.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses, which are included in selling and distributing costs, were not material for the nine months ended September 30, 2008 and 2007.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has also adopted FIN 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”.

Comprehensive income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Foreign currency translation

The functional currency of the Company is the Renminbi (“RMB”). The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective period.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Foreign currency translation (Continued)

	September 30,
	2008	2007

Quarter end RMB : US$ exchange rate	6.8325	7.5176
Average quarterly RMB : US$ exchange rate	6.9566	7.6758

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into US$ at rates used in translation.

Transactions and balances

Transactions in foreign currencies are translated into the functional currency at the approximate rates of exchange ruling on the transaction date. Exchange gains and losses resulting from this translation policy are recognized in the statements of operations.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables, approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

The Company is exposed to certain foreign currency risk from export sales transactions and the related accounts receivable as they will affect the future operating results of the Company.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Adoption of New Accounting Policies

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a formal framework for measuring fair value under Generally Accepted Accounting Principles (“GAAP”). SFAS No. 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 was effective January 1, 2008. In late February 2008, the Company purchased currency forwards to arbitrage the Dollar/RMB relationship. The Company used level one fair value inputs to determine the value the currency forwards (see Note 6), Level 1 fair value inputs include quoted prices (unadjusted) in active markets for identical asset or liabilities that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded securities and exchange-based derivatives.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 was effective January 1, 2008.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Recently Issued Accounting Pronouncements

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We do not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS 161 will have a material impact on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS 162 will have a material impact on our results of operations and financial position.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Risk Management Activities, Including Derivative

The Company selectively uses foreign currency forward contracts to offset the effects of foreign currency exchange rate changes on reported earnings, cash flow and net asset positions. The terms of these derivative contracts are generally for 3 months or less. Changes in the fair value of these derivative contracts are recorded in earnings to offset the impact of foreign currency transaction gains and losses attributable to certain third party and intercompany financial assets and liabilities with similar terms. The net gains and losses attributable to these activities are included in Other income, net.

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Currency forwards (notional amount $5 million), consisting of a put and a call	29,102	-

Due to the volatility of the US Dollar to the Company’s functional currency, the Company has put into place a hedging program to attempt to protect it from significant changes to the US Dollar, which would affect the value of the Company’s US dollar receivables and sales. In late February 2008, the Company entered in a series of currency hedges totaling a notional amount US$5,000,000 expiring from October 2008 to February 2009. The foreign currency forwards provide for potential losses to the Company if the dollar weakens below an average rate of 6.5 RMB to the US Dollar. The Company would have gains if the US Dollar strengthens against the RMB. Settlement of the notional amounts will be made 20% each month starting in October 2008 and ending in February 2009.

The Company recognized the following gains and losses attributable to its derivative financial instruments during the following periods:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Foreign exchange contracts, net
Gains recognized in Other income, net	6,049	-	17,141	-

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

4.	Change in fair value of share warrants

On June 19, 2008, the Company issued to WestPark Capital warrants to purchase 52,500 shares of common stock at an exercise price of $3.90 per share in connection with the initial public offering. The warrants have a term of five years and are exercisable no sooner than one year and no later than five years.

The fair value of the warrants at June 19, 2008, the date of issue is $276,000.The fair value of the warrants is appraised by an independent qualified valuer.

5.	Other income

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Bank interest income	56,266	23,125	135,311	34,797
Gain on forward contract	6,049	-	17,141	-
Other interest income	3,379	16,280	20,597	19,287
Sundry income	35,485	19,456	152,784	78,640

	101,179	58,861	325,833	132,724

6.	Interest expenses

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Interest on trade related bank loan	128,316	172,142	476,776	383,954
Interest on short-term bank loans	30,747	17,261	83,054	41,104
Interest on other loan	-	43	-	13,028

	159,063	189,446	559,830	438,086

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	Income taxes

The components of the provision for income taxes are:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

PRC income taxes	196,231	61,663	484,349	127,900

Deferred tax benefit	(160,548)	(3,747)	(217,488)	(17,184)

	35,683	57,916	266,861	110,716

The major components of deferred tax recognized in the consolidated balance sheets as of September 30, 2008 and December 31, 2007 are as follows:-

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Temporary difference on:-
Reorganization of expenses	(238,657)	(24,527)
Accelerated tax depreciation on intangible asset	(13,125)	(3,750)

Deferred tax assets, net	(251,782)	(28,277)

Reorganization in the balance sheet:
Net deferred tax assets	(251,782)	(28,277)

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The adoption of the provisions of FIN 48 did not have a material effect on the Company’s financial statements. As of September 30, 2008, no liability for unrecognized tax benefits was required to be recorded.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	Prepaid expenses and other receivables

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Purchase deposits paid	505,698	264,138
Advance to staff	126,018	74,502
Other deposits and prepayments*	2,015,410	147,503
Value-added tax prepayment	1,396,520	1,103,063
Other receivables	465,057	912,590
	4,508,703	2,501,796
*Includes prepayment of machinery cost of $1,185,431 by a subsidiary.

9.	Deferred charges - Stock-based compensation

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Cost
Stock-based compensation - consulting fee	520,000	-
Accumulated amortization	173,333	-
Net	346,667	-

Amortization expenses included in general and administrative costs for the nine months period ended September 30, 2008 were $173,333.

The Company is amortizing the $520,000 cost of stock-based compensation over a period of one year on the straight line basis.

10.	Inventories

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Raw materials	2,802,730	4,507,255
Work in progress	1,566,514	1,694,997
Finished goods	11,498,147	8,101,083
Consumables	60,905	49,197
Packing materials	466,409	18,757
	16,394,705	14,371,289

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.	Plant and equipment

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Cost
Furniture, fixtures and office equipment	584,077	643,196
Leasehold improvement	932,465	146,622
Machinery and equipment	6,086,747	3,940,847
Motor vehicles	396,284	344,088

	7,999,573	5,074,753

Accumulated depreciation
Furniture, fixtures and office equipment	211,397	211,342
Leasehold improvement	206,583	100,864
Machinery and equipment	1,345,967	834,206
Motor vehicles	203,296	138,959

	1,967,243	1,285,371

Net
Furniture, fixtures and office equipment	372,680	431,854
Leasehold improvement	725,882	45,758
Machinery and equipment	4,740,780	3,106,641
Motor vehicles	192,988	205,129

	6,032,330	3,789,382

The components of depreciation charged are:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Included in factory overheads	194,795	129,348	459,813	337,526
Included in operating expenses	49,792	31,532	130,448	85,576

	244,587	160,880	590,261	423,102

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	Intangible asset

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Cost
Consumer battery license fee	1,000,000	1,000,000

Accumulated amortization	87,500	50,000

Net	912,500	950,000

Amortization expenses included in selling and distribution costs for the nine months ended September 30, 2008 and 2007 were $37,500 and $37,500, respectively.

Shenzhen Highpower Technology Co., Ltd. (SZ Highpower), a wholly-owned subsidiary of the Company, entered into a Consumer Battery License Agreement with Ovonic Battery Company, Inc. (Ovonic), an unrelated party, dated May 14, 2004, pursuant to which SZ Highpower acquired a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture rechargeable nickel metal hydride batteries for portable consumer applications (Consumer Batteries) in the PRC, and a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries. SZ Highpower made an up-front royalty payment to Ovonic of $50,000 in 2004.

On August 8, 2007, SZ Highpower and Ovonic amended the Consumer Battery License Agreement pursuant to which SZ Highpower agreed to pay a total of $112,580, which was to be made in two equal payments of $56,290, one of which was to be made within 15 days of August 8, 2007, and the other within 45 days of August 8, 2007, as royalties for its use of the licensed technology in 2004, 2005 and 2006. Both of these payments were made during 2007 and were recorded as royalty expense in prior years, which was included in selling and distributing costs in the statement of operations.

The Consumer Battery License Agreement also requires the Company to pay an additional up-front royalty payment of $1,000,000 by four annual installments and an annual royalty fee based on the gross sales of consumer batteries over the term of the Consumer Battery License Agreement. Accordingly, during the year ended December 31, 2007, the Company recorded a total up-front royalty payment obligation of $1,000,000, which was included in other payables and accrued liabilities, with the related debit recorded as an intangible asset entitled consumer battery license agreement. During the nine months ended September 30, 2008, the Company recorded a total of approximately $230,832 as royalty expense, which was included in selling and distributing costs in the statement of operations. At September 30, 2008, accrued royalty fees payable was $1,613,683 (see Note 13).

The Company is amortizing the $1,000,000 cost of the Consumer Battery License Agreement over a period of 20 years on the straight line basis. The accounting for the Consumer Battery License Agreement is based on the Company’s estimate of the useful life of the underlying technology, which is based on the Company’s assessment of existing battery technology, current trends in the battery business, potential developments and improvements, and the Company’s current business plan.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	Other payables and accrued liabilities

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Accrued expenses	1,115,014	765,760
Accrued staff welfare	30,384	90,316
Royalty payable	1,613,683	1,327,026
Sales deposits received	687,581	136,295
Other payables	46,363	1,559

	3,493,025	2,320,956

14.	Bank borrowings

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Secured:
Repayable within one year
Short term bank loans	1,170,875	2,454,838
Other trade related bank loans	12,059,988	12,955,704

	13,230,863	15,410,542

As of September 30, 2008, the above bank borrowings were secured by the following:

(a) charge over bank deposits of $4,586,981 which is included in restricted cash on the Balance Sheet;

(b) personal guarantee executed by the directors of the Company;

(c) the legal charge over leasehold land with carrying amount $3,142,778; and

(d) other financial covenant:

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $11,708,727. The Company was in compliance with this requirement at September 30, 2008.

The interest rates of trade related bank loans were at bank’s prime lending rate per annum with various maturity dates. The rates at September 30, 2008 ranged from 5.508% to 6.804%.

The interest rates of short term bank loans were at 6.804% per annum at September 30, 2008.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Common stock

On June 19, 2008, the Company’s common stock commenced trading on the NYSE Alternext U.S. (formerly the American Stock Exchange).

On June 19, 2008, the Company issued 603,750 shares of common stock upon the closing of an initial public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.25 per share, resulted in net proceeds of $1,486,400. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs.

On June 19, 2008, the Company issued 160,000 shares of common stock upon the closing of an initial public offering. The shares are treated as compensation for investor relations services. The services provided are for the period of one year from the date of June 19, 2008.

16.	Pension plans

For employees in PRC, the Group contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentage of the relevant employees’ monthly salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Group has no further constructive obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expenses as incurred.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $334,676 and $85,200 for the nine months ended September 30, 2008 and 2007, respectively.

17.	Commitments and contingencies

Operating leases commitments

The Group leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2008 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of September 30, 2008 are as follows:

Year ending September 30	$
2008	248,856
2009	946,508
2010	378,624

1,573,988

Rental expenses for the nine months ended September 30, 2008 and 2007 were $569,438 and $276,938, respectively.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17.	Commitments and contingencies (Continued)

Capital commitments

The Group has the following capital commitments as of September 30, 2008:

$

Purchase of plant and equipment	831,830

Contingencies

From time to time, the Company factors bills receivable to banks. At the time of the factoring, all rights and privileges of holding the receivables are transferred to the banks. The Company removes the asset from its books and records a corresponding expense for the amount of the discount. The Company remains contingently liable on the amount outstanding in the event the bill issuer defaults.

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

Bills discounted	-	106,378

Other than as disclosed above, the Company had no other material contractual obligations and had no off-balance sheet guarantees or arrangement or transactions as at September 30, 2008

18.	Related party transactions

Apart from the transactions as disclosed in Notes 14 and 15, the Group entered into the following transactions with its related party during the nine months ended September 30, 2008 and 2007:

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$

Management fee paid to Canhold International Limited	3,739	15,617

Mr. Li Kai Man is the director of both the Company’s subsidiary, HKHTC and Canhold International Limited.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

Long-lived assets of the Group are located in PRC. Geographic information about the revenues and accounts receivable which are classified based on the location of the customers, is set out as follows:

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Net revenue	$	$

Hong Kong and China	23,619,551	21,433,716
Asia	3,859,153	4,356,175
Europe	20,979,729	17,314,386
North America	8,482,758	8,568,668
South America	155,278	213,233
Others	230,041	-

	57,326,510	51,886,178

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Accounts receivable	$	$

Hong Kong and China	7,537,004	4,258,010
Asia	89,452	1,023,284
Europe	995,466	6,761,615
North America	2,250,573	3,863,266
Others	227,320	-

	11,099,815	15,906,175

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion relates to a discussion of the financial condition and results of operations of Hong Kong Highpower Technology, Inc. (the “Company”) and its wholly-owned subsidiary Hong Kong Highpower Technology Co., Ltd. (referred to herein as “HKHT”), and HKHT’s wholly-owned subsidiaries Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower”) and Sure Power Technology (Shenzhen) Co., Ltd. (“Sure Power”). This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements and the related notes that are included in this Quarterly Report and the audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

This Quarterly Report contains forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this report, including statements regarding our future financial position, capital expenditures, cash flows, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products, fluctuations in the cost of raw materials, our dependence on, or inability to attract additional, major customers for a significant portion of our net sales, our ability to increase manufacturing capabilities to satisfy orders from new customers, changes in the laws of the PRC that affect our operations, our ability to complete construction at our new manufacturing facility on time, our ability to control operating expenses and costs related to the construction of our new manufacturing facility, the devaluation of the U.S. Dollar relative to the Renminbi, our dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use our battery products, responsiveness to competitive market conditions, our ability to successfully manufacture Li-ion batteries in the time frame and amounts expected, the market acceptance of our Li-ion products, changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products, and various other matters, many of which are beyond our control. Actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated should one or more of these risks or uncertainties occur or if any of the risks or uncertainties described in elsewhere in this report or in the “Risk Factors” section of our 2007 Annual Report occur. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

HKHT was incorporated in Hong Kong in 2003. HKHT operates its business primarily through its wholly-owned subsidiary, Shenzhen Highpower Technology Co., Ltd., a company organized under the laws of the PRC. Shenzhen Highpower was founded in 2001.

On October 20, 2007, SRKP 11, Inc., a Delaware corporation (“SRKP 11”), entered into a share exchange agreement (the “Exchange Agreement”), with HKHT and its shareholders, pursuant to which these shareholders would transfer all of the issued and outstanding securities of HKHT to SRKP 11 in exchange for 14,798,328 shares of SRKP 11’s common stock. On November 2, 2007, the Share Exchange closed and HKHT became a wholly-owned subsidiary of SRKP 11, which immediately changed its name to “Hong Kong Highpower Technology, Inc.” A total of 14,798,328 shares were issued to the former shareholders of HKHT.

In addition, on November 2, 2007, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common stock at $1.10 per share. As a result, we received gross proceeds in the amount of $3.12 million.

Through Shenzhen Highpower, we manufacture Nickel Metal Hydride (“Ni-MH”) rechargeable batteries for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. Our automated machinery allows us to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.

In January 2008, we formed a new wholly-owned subsidiary, HZ Highpower Technology Co. (“HZ Highpower”) located in the East Lake New Technology Development zone in the PRC through which we will manufacture Ni-MH rechargeable batteries. HZ Highpower has not yet commenced business operations. We expect that HZ Highpower will commence operations in the fourth quarter of 2009. In June 2008, HKHT formed a new wholly-owned subsidiary, Sure Power Technology (Shenzhen) Co., Ltd. (“Sure Power”). Sure Power commenced business in June 2008, specializing in researching and manufacturing of Lithium-ion rechargeable batteries.

In September 2008, we completed the construction and build-out of two production lines for the development and manufacturing of a range of Lithium-ion (“Li-ion”) rechargeable batteries and products. The new Li-ion production facilities are part of our main Ni-MH factory located in Shenzhen, Guangdong Province, PRC.

We employ a broad network of salespersons in China and Hong Kong, which target key customers by arranging in-person sales presentations and providing post-sale services. The sales staff works with our customers to better address customers’ needs.

Critical Accounting Policies and Estimates

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Use of estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Accounts receivable. Accounts receivable are stated at the original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at period end. An allowance is also made when there is objective evidence that we will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. We extend unsecured credit to customers in the normal course of business and believe all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. We do not accrue interest on trade accounts receivable.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase based on management’s projected demand requirements, and decrease due to market conditions and product life cycle changes. Our production process results in a minor amount of waste materials. We do not record a value for the waste in its cost accounting. We record proceeds on an as realized basis, when the waste is sold. We offset the proceeds from the sales of waste materials as a reduction of production costs.

Revenue recognition. We recognize revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represent the invoiced value of goods, net of sales returns, trade and allowances.

We do not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by the customer. We have no incentive programs.

Income taxes. We use the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Foreign currency translation. Our functional currency is the Renminbi (“RMB”). We maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements which are prepared using the functional currency have been translated into U.S. Dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into U.S. Dollars at rates used in translation.

Results of Operations

EBITDA

In evaluating our business, we consider and use EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of our operating performance. We define EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. We use EBITDA as a supplemental measure to review and assess our operating performance and to enhance comparability between periods. We also believe the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense). We also present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as an alternate measure of financial performance. We reconcile EBITDA to net income (loss), the most comparable financial measure under U.S. GAAP.

We believe that EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our U.S. GAAP results, while isolating the effects of interest, taxes, depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance. We provide information relating to our EBITDA so that securities analysts, investors and other interested parties have the same data that we employ in assessing our overall operations. We believe that trends in our EBITDA are a valuable indicator of our operating performance and of our ability to produce operating cash flows to fund working capital needs, to service debt obligations and to fund capital expenditures.

The term EBITDA is not defined under U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our EBITDA has limitations as an analytical tool, and when assessing our operating performance, EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated statement of operations data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to, the following:

•
EBITDA (1) does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (2) does not reflect changes in, or cash requirements for, our working capital needs; (3) does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (4) does not reflect income taxes or the cash requirements for any tax payments; and (5) does not reflect all of the costs associated with operating our business;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

	Three Months Ended September 30,
	2008	2007
	$	$
Net income (loss)	289,356	838,119
Interest expense	159,063	189,446
Income taxes	35,683	57,916
Depreciation	99,792	81,532
Amortization	142,500	12,500
EBITDA	726,394	1,179,513

EBITDA for the third quarter ended September 30, 2008 totaled $730,000, compared with $1.2 million for the third quarter 2007 and $1.0 million for the second quarter 2008. The year-over-year decrease was primarily due to increased labor costs, costs associated with our initial public offering and listing on the NYSE Alternext U.S. (formerly the American Stock Exchange), increased stock-based compensation expenses and a one-time charge of change in fair value of warrants.

Three Months Ended September 30, 2008 and 2007

Net sales for the three months ended September 30, 2008 were $20.5 million compared to $19.9 million for the three months ended September 30, 2007, an increase of 3.0%. This increase was largely due to a 5% increase in the average selling price of our battery units, which we adjust in accordance with the fluctuating cost of nickel and the exchange rate between the U.S. Dollar and RMB, partially offset by a 2% decrease in the number of battery units sold. The 2% decrease in the number of battery units sold was due to decreased orders from our major customers, Uniross Batteries (HK) Ltd and Energizer Battery Manufacturing Inc.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $17.0 million the three months ended September 30, 2008 as compared to $17.3 million for the comparable period in 2007. As a percentage of net sales, cost of sales decreased to 82.8% for the three months ended September 30, 2008 compared to 86.9% for the comparable period in 2007. This decrease was attributable to a 5% increase in the average selling price of our battery units during the three months ended September 30, 2008 over three months ended September 30, 2007.

Gross profit for the three months ended September 30, 2008 was $3.5 million, or 17.2% of net sales, compared to $2.6 million, or 13.1% of net sales, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The increase in our gross profit margin for the three months ended September 30, 2008 is primarily due to a 5% increase in the average selling price of our battery units.

Selling and distribution costs were $800,000 for the three months ended September 30, 2008 compared to $631,000 for the comparable period in 2007. The increase was due to the expansion of our team of sales representatives.

General and administrative expenses were $1.9 million, or 9.4% of net sales, for the three months ended September 30, 2008, compared to $737,000, or 3.7% of net sales, for the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business. The increase as a percentage of net sales was due to increased labor costs and costs associated with our initial public offering and listing on the NYSE Alternext US (formerly the American Stock Exchange) and stock-based compensation expenses. Labor costs increased $274,000 for the three months ended September 30, 2008 over the comparable period in 2007 due to the expansion of our workforce to expand production. Costs associated with our initial public offering and listing on the NYSE Alternext US increased $591,000 for the three months ended September 30, 2008 over the comparable period in 2007, which consisted primarily of legal, investment banking fees and accounting fees and costs. Stock-based compensation expenses increased $130,000 for the three months ended September 30, 2008 over the comparable period in 2007 due to stock-based compensation related to a consulting fee of $520,000, which we are amortizing over a period of one year on a straight line basis.

We experienced losses on the exchange rate difference between the U.S. Dollar and the RMB of $159,000 and $184,000, respectively, in the three months ended September 30, 2008 and 2007, a decrease of 13.2%, due to the devaluation of the U.S. Dollar relative to the RMB over the respective periods. To cope with devaluation of the U.S. Dollar relative to the RMB, we are engaging in currency hedging and adjusting the selling price of batteries to vary with the U.S. Dollar exchange rate relative to the RMB.

Interest expenses were $159,000 for the three months ended September 30, 2008, as compared to $189,000 for the comparable period in 2007. The decrease was primarily due to lower borrowing levels. We decreased our borrowings by approximately $2.2 million in the three months ended September 30, 2008 as compared to the three months ended September 30, 2007. Future increases in borrowing rates would increase our interest expense, which would have a negative effect on our results of operations.

Other income from operations, which consists of bank interest income, exchange gains and losses and sundry income, was $101,000, for the three months ended September 30, 2008, as compared to $59,000 for the three months ended September 30, 2007, an increase of 71.9%. The increase was due to a $33,000 increase in bank interest income, a $16,000 increase in sundry income, a $6,000 gain on a forward contract, offset by a $13,000 decrease in other interest income.

During the three months ended September 30, 2008, we recorded a provision for income taxes of $36,000, as compared to $58,000 for the comparable period in 2007. The decrease was a result of a decrease in our net income profit margin.

Net income for the three months ended September 30, 2008 was $289,000, compared to net income of $838,000 for the comparable period in 2007.

Nine Months Ended September 30, 2008 and 2007

Net sales for the nine months ended September 30, 2008 were $57.3 million compared to $51.9 million for the nine months ended September 30, 2007, an increase of 10.5%. This increase was largely due to a 6% increase in the average selling price of our battery units, which we were able to implement due to an agreement with our major customers permitting us to raise the prices on our battery products in accordance with the cost of nickel and exchange rate between the U.S. Dollar and RMB, an 4% increase in the number of battery units sold and $95,000 from the sale of battery seconds during nine months ended September 30, 2008. The 4% increase in the number of battery units sold was due to increased orders from our major customer, Energizer Battery Manufacturing, Inc.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $47.7 million the nine months ended September 30, 2008 as compared to $45.4 million for the comparable period in 2007. As a percentage of net sales, cost of sales decreased to 83.3% for the nine months ended September 30, 2008 compared to 87.4% for the comparable period in 2007. This decrease was attributable to a 6% increase in the average selling price of our battery units during the nine months ended September 30, 2008 over the nine months ended September 30, 2007.

Gross profit for the nine months ended September 30, 2008 was $9.6 million, or 16.7% of net sales, compared to $6.5 million, or 12.6% of net sales, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The increase in our gross profit margin for the nine months ended September 30, 2008 is primarily due to a 6% increase in the average selling price of our battery units.

Selling and distribution costs were $1.8 million for the nine months ended September 30, 2008 compared to $1.6 million for the comparable period in 2007. The increase was due to the expansion of our team of sales representatives.

General and administrative expenses were $4.3 million, or 7.4% of net sales, for the nine months ended September 30, 2008, compared to $2.5 million, or 4.9% of net sales, for the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business. The increase as a percentage of net sales was due to increased labor costs and costs associated with our initial public offering and listing on the NYSE Alternext US and stock-based compensation expenses. Labor costs increased $396,000 for the nine months ended September 30, 2008 over the comparable period in 2007 due to the expansion of our workforce to expand production. Costs associated with our initial public offering and listing on the NYSE Alternext US increased $802,000 for the nine months ended September 30, 2008 over the comparable period in 2007, which consisted primarily of legal and investment banking fees and accounting fees and costs. Stock-based compensation expenses increased $173,000 for the nine months ended September 30, 2008 over the comparable period in 2007 due to stock-based compensation related to a consulting fee of $520,000, which we are amortizing over a period of one year on a straight line basis.

We experienced losses on the exchange rate difference between the U.S. Dollar and the RMB of $995,000 and $385,000, respectively, in the nine months ended September 30, 2008 and 2007, an increase of 158%, due to the devaluation of the U.S. Dollar relative to the RMB over the respective periods. To cope with devaluation of the U.S. Dollar relative to the RMB, we are engaging in currency hedging and adjusting the selling price of batteries to vary with the U.S. Dollar exchange rate relative to the RMB.

Interest expenses were $600,000 for the nine months ended September 30, 2008, as compared to $438,000 for the comparable period in 2007. The increase was primarily due to higher interest rates on our borrowings, partially offset by a decreasing in our borrowings during the nine months ended September 30, 2008. We decreased our borrowings by approximately $1.9 million in the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007. Future increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

Other income from operations, which consists of bank interest income, exchange gains and losses and sundry income, was $326,000, for the nine months ended September 30, 2008, as compared to $133,000 for the nine months ended September 30, 2007, an increase of 145%. The increase was due to a $101,000 increase in bank interest income, a $1,000 increase in other interest income, a $74,000 increase in sundry income and a $17,000 gain on forward contract in the nine months ended September 30, 2008.

During the nine months ended September 30, 2008, we recorded a provision for income taxes of $267,000, as compared to $111,000 for the comparable period in 2007. The increase was a result of an increase in our net income profit margin.

Net income for the nine months ended September 30, 2008 was $1.7 million, compared to $1.5 million for the comparable period in 2007.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of September 30, 2008, we had in place general banking facilities with four financial institutions aggregating $28.64 million. The maturity of these facilities is generally up to one year. The facilities are subject to annual review and approval. These banking facilities are guaranteed by us and some of our stockholders, including Dang Yu Pan, Wen Liang Li and Wen Wei Ma, and contain customary affirmative and negative covenants for secured credit facilities of this type. However, these covenants do not have any impact on our ability to undertake additional debt or equity financing. Interest rates are generally based on the banks’ reference lending rates. No significant commitment fees are required to be paid for the banking facilities. As of September 30, 2008, we had utilized approximately $13.23 million under such general credit facilities and had available unused credit facilities of $15.41 illion.

On November 2, 2007, upon the closing of a private placement, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of Common Stock at $1.76 per share. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. For its services in connection with the Share Exchange and as placement agent, the placement agent received an aggregate commission equal to 10% of the gross proceeds from the Private Placement, in addition to $30,000 in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000.

For the nine months ended September 30, 2008, net cash provided by operating activities was approximately $5.4 million, as compared to net cash used in operating activities of approximately $385,000 for the comparable period in 2007. The increase in net cash provided by operating activities is primarily attributable to a decrease in accounts receivable levels.

Net cash used in investing activities was $2.5 million for the nine months ended September 30, 2008 compared to $4.5 million for the comparable period in 2007. The decrease of cash used in investing activities was primarily attributable to the acquisition of land equity in HuiZhou in the comparable period in 2007.

Net cash used in financing activities was $519,000 for the nine months ended September 30, 2008 as compared to net cash provided by financing activities of $5.9 million for the comparable period in 2007. The decrease in net cash provided by financing activities was attributable to a repayment of short-term bank loans of approximately $1,423,000 in 2008.

For the nine months ended September 30, 2008, our inventory turnover was 3.1 times, as compared to 2.97 times at September 30, 2007. The average days outstanding of our accounts receivable at September 30, 2008 were 64 days, as compared to 59 days at September 30, 2007. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business. In the next 12 months, we expect to expand our research, development and manufacturing of lithium-based batteries and anticipate additional capital expenditures of approximately $1.0 million.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We do not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS 161 will have a material impact on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS 162 will have a material impact on our results of operations and financial position.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency and Exchange Risk

The Company maintains its financial statements in the functional currency of Renminbi (“RMB”). Substantially all of our operations are conducted in the PRC and we pay the majority of our expenses in RMB. Substantially all of our operations are conducted in the PRC and we pay the majority of our expenses in RMB. However, approximately 75% of our sales are made in U.S. Dollars. During the nine months ended September 30, 2008, the exchange rate of the RMB to the U.S. Dollar increased approximately 6.66% from the level at the end of December 31, 2007. This fluctuation resulted in a slight increase in our material costs during the nine months ended September 30, 2008. A future appreciation of the RMB against the U.S. Dollar would increase our costs when translated into U.S. Dollars and could adversely affect our margins unless we make sufficient offsetting sales. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not continue to appreciate significantly against the US Dollar. Exchange rate fluctuations may also affect the value, in US Dollar terms, of our net assets. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. Due to the volatility of the U.S. Dollar to our functional currency, the Company has put into place a hedging program to attempt to protect it from significant changes to the US Dollar, which would affect the value of the Company’s US Dollar receivables and sales. In late February 2008, the Company entered in a series of currency hedges totaling a notional amount US$5,000,000 expiring from October 2008 to February 2009. The foreign currency forwards provide for potential losses to the Company if the dollar weakens below an average rate of 6.5 RMB to the US Dollar. The Company would have gains if the U.S. Dollar strengthens against the RMB. Settlement of the notional amounts will be made 20% each month starting in October 2008 and ending in February 2009.

Country Risk

The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation carried out as of the end of the period covered by this quarterly report, under the supervision and with the participation of our management, including our CEO and CFO, our CEO and CFO have concluded that, as of the end of such period, our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) were effective as of September 30, 2008.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, there were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II. Other Information

Item 1. Legal Proceedings

Not applicable.

Item 1A. Risk Factors

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this report before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This report also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this report.

Except as set forth below, there have been no material revisions to the “Risk factors” as filed in our Annual Report on Form 10-K as of and for the year ended December 31, 2007 with the SEC on April 11, 2008.

Our expansion into the Li-ion battery business is subject to substantial risks, which could result in a material adverse effect on our results of operations.

In September 2008, we completed the construction and build-out of two production lines for the development and manufacturing of a range of Li-ion rechargeable batteries and products. We have limited experience in the development and production of Li-ion batteries, and due to this inexperience, we may be unable to manufacture our Li-ion battery products in the time frame and amounts expected or be unable to successfully commercialize our Li-ion products. The lithium ion battery market is competitive and risky and we are unsure whether our Li-ion products will gain market acceptance. We are competing against numerous competitors with greater financial resources than us, and due to the difficulties of entry into these markets, we may be unsuccessful and not be able to complete in the Li-ion battery industry.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption in recent months, including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that have included severely restricted credit and declines in real estate values. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. While currently these conditions have not impaired our ability to utilize our current credit facilities and finance our operations, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies such that our ability to access credit markets and finance our operations, including the financing of the construction of our new manufacturing facility, might be impaired. Without sufficient liquidity, we may be forced to curtail our operations and our planned expansion of our new Li-ion battery line and construction of our new manufacturing facility. Adverse market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Furthermore, although our total revenues continue to improve in the third quarter of 2008, the current tightening of credit in financial markets could adversely affect the ability of our customers to obtain financing for purchases of our products and could result in a decrease in or cancellation of orders for our products. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our business depends in large part on the growth in demand for portable electronic devices.

Many of our battery products are used to power various portable electronic devices. Therefore, the demand for our batteries is substantially tied to the market demand for portable electronic devices. A growth in the demand for portable electronic devices will be essential to the expansion of our business. Our results of operations may be adversely affected by decreases in the general level of economic activity. Decreases in consumer spending that may result from the current global economic downturn may weaken demand for items that use our battery products. We are unable to predict the duration and severity of the current disruption in financial markets and the global adverse economic conditions and the effect such events might have on our business.

Item 2. Unregistered Sale of Equity Securities and Use of Proceeds

Not applicable.

Item 3. Default Upon Senior Securities

Not applicable.

Item 4. Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5. Other Information

Not applicable.

Item 6. Exhibits

(a) Exhibits

Exhibit Number	Description of Document

31.1	Certification of Chief Executive Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*
This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

HONG KONG HIGHPOWER TECHNOLOGY, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: November 11, 2008	/s/	Dang Yu Pan
	By:	Dang Yu Pan
	Its:	Chairman of the Board and Chief Executive Officer

	/s/	Yu Zhi Qui
	By:	Yu Zhi Qui
	Its:	Chief Financial Officer